EXHIBIT 2.16


                    PATENT ASSIGNMENT AND SERVICES AGREEMENT


     THIS PATENT ASSIGNMENT AND SERVICES AGREEMENT (this "Agreement") is made as of the 13th day of August, 1999, among Harris Corporation ("Harris"), a Delaware corporation, Harris Semiconductor Patents, Inc., a Delaware corporation, and intersil holding Corporation, a Delaware corporation ("Parent").

     WHEREAS, Harris, intersil Corporation, a Delaware corporation, and Parent have entered into an Amended and Restated Master Transaction Agreement dated as of June 2, 1999 (the "Master Agreement"), which provides for the sale by Sellers (as defined in Exhibit A to the Master Agreement) and the purchase by Buyer of certain of the assets used in the operations of the Business (as defined in Exhibit A to the Master Agreement);

     WHEREAS, certain assets constituting, and rights relating to, certain patents constitute an important component of the Business; and

     WHEREAS, in connection with the transactions contemplated by the Master Agreement, Buyer desires to acquire, or to acquire the right to use, certain patents and inventions of the Business, and Harris has agreed to transfer or otherwise make available to Buyer such patents and inventions;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Master Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions and Rules of Construction. Exhibit A to the Master Agreement is incorporated herein by reference.

     2. Representations and Warranties of Harris. Harris represents and warrants to Buyer as hereinafter set forth:

          a) To the Sellers' IP Knowledge, Schedule 2(a) lists all Patents Type
     1.

          b) To the Sellers' IP Knowledge, Schedule 2(b) lists all Invention Disclosures.

          c) Except as set forth on Schedule 2(a) and/or 2(b), respectively, to the Sellers' IP Knowledge, one or more of the Sellers has good and transferable title to all Patents Type 1 and Invention Disclosures, subject to pre-existing license rights, including License Agreements as set forth in Schedule 2(a) and/or 2(b).

          d) Schedules 2(a) and 2(b) list all threatened or pending third party suits or notices thereof, written or oral claims or notices to which the Business Entities, or any one or more of them, is a party or recipient, or potential suits or claims of which Sellers, to Sellers' IP Knowledge, are aware, and which relate to the validity or enforceability of a Patents Type 1.

     3. Patent Transfers to Buyer. With the exception of the patents listed on
Schedule 3 (the "Retained Patents"), Sellers hereby transfer and assign to Buyer all of Sellers' right, title and interest in and to Patents Type 1 and Invention Disclosures, subject to pre-existing license rights, including License Agreements; provided that Sellers have the exclusive right to grant non-exclusive licenses, consistent with other license agreements entered into by Sellers, in Patents Type 1 and Invention Disclosures to Winbond and Macronics and their Affiliates with which Sellers are presently engaged in patent infringement litigation.

     4. Patent License to Buyer. Sellers hereby grant to Buyer a royalty-free, worldwide, non-exclusive license under Patents Type 2 and Retained Patents to make, have made, use, and sell Products, without the right to grant sublicenses.

     5. Post-Closing Recording of Transfers Concerning Patents. Patents Type 1 are owned by either Harris or Harris Semiconductor Patents, Inc. ("HSPI"). The record owners of Patents Type 1 owned by HSPI include HSPI's predecessors. At Buyer's request, Sellers will, as soon as practicable, deliver to Buyer, in form and substance reasonably satisfactory to Buyer, file and record, or cause to be delivered, filed and recorded, (a) in the United States Patent and Trademark Office, assignments to Buyer of the United States-issued patents and applications therefor included in Patents Type 1 that are owned by Harris, and
(b) in the appropriate offices of foreign jurisdictions, assignments to Buyer, or one or more of its designated Subsidiaries, of foreign-issued patents and applications therefor included in Patents Type 1 that are owned by Harris. Such assignments shall be in form and substance reasonably satisfactory to Buyer and its counsel and shall be prepared, delivered, and filed for recordation as soon as practicable. With respect to Patents and applications therefor owned by HSPI, upon written request of Buyer, Sellers will provide reasonable assistance to Buyer in contacting Sellers' predecessors with respect to initiating record transfers of such Patents and applications. After Sellers' predecessors have effected record transfers to Sellers, Sellers, upon written request and in the manner described above, will effect record transfers to Buyer. Buyer shall promptly reimburse Sellers for all out-of-pocket expenses, and Sellers' predecessors for all out-of-pocket expenses and reasonable overhead charges, if any, incurred under this Section 5.

     6. Additional Transfers to Buyer. If it is determined after the Closing Date that any of the Patents or Invention Disclosures intended to be licensed or transferred pursuant to this Agreement were not transferred, as the sole remedy for such failure to transfer, Sellers agree to make such transfer, to the extent Sellers had the right to do so as of the Closing Date, upon discovery by Sellers or the written request of Buyer.

     7. Reassignment of Patents to Sellers. Buyer agrees that, upon Sellers' reasonable written request, Buyer and its Subsidiaries shall reassign to Sellers or their designated Subsidiaries any Patent that does not constitute Patents Type 1 that may be or may have been inadvertently transferred by Sellers, or one or more of their Subsidiaries, to Buyer, or one or more of its Subsidiaries.

     8. Additional Agreements.

          (a) In support of the patenting and utilization of Invention Disclosures by Buyer or the Transferred Subsidiaries, Sellers agree, upon the written request of Buyer, to make corresponding assignments to Buyer or such Subsidiaries as may be appropriate, of its rights and remedies against the inventors thereof, or any of them, so far as relating to such unpatented inventions and arising by operation of law, estoppel, implication or express contract, including, without limitation, those rights as expressed in contracts between Sellers and present and past employees and consultants.

          (b) Sellers represent that all rights in Patents and in Invention Disclosures owned or held by Buyer or the Transferred Subsidiaries after the Closing Date will be subject to the rights and licenses granted to others in License Agreements in or to such Patents and Invention Disclosures existing prior to the Closing Date.

          (c) If the assignment of any invention or Patent, or the grant of any non-assertion hereunder, would impose or result in any obligation of Sellers to make any payments under Applicable Law or by reason of agreement existing prior to the Closing Date, excepting only as such payment may be required to be made to a Subsidiary of Sellers, but including any such payments as may be due upon licensing (but not for Sellers' own use) to inventors under the laws of any country, then and in such event the assignment or non-assertion shall be effective as of the Closing Date, but shall be subsequently rescindable by Sellers unless and until Buyer undertakes by binding instrument in writing to make such payment in the place and stead of Sellers. Sellers shall notify Buyer in writing at least sixty (60) days in advance of any such obligation(s) to make payments which are within its reasonable knowledge.

          (d) Except for the express representations and warranties in this Agreement or the Master Agreement, no warranty or representation is hereby given or implied with respect to the validity of any Patent.

          (e) Except as otherwise expressly provided herein, no obligation is hereby assumed by Buyer or Sellers or their Subsidiaries to maintain, prosecute, enforce or litigate, file, assert, or defend any Patent or Patent to issue on an Invention Disclosure within the scope of this Agreement.

          (f) The rights transferred or granted to, or retained by, any party under this Agreement may be transferred or granted to others by such party together with the business to which such rights pertain, or pro tanto with a sale of a part of that business; provided that such transfer or grant shall not diminish or otherwise adversely affect the rights held or retained by the party hereto not involved in such transfer.

          (g) In the event that Buyer shall contemplate or commence any judicial or administrative proceedings under any Patents Type 1 or Patents to issue on Invention Disclosures, Sellers shall cooperate with Buyer in respect of such proceeding or contemplated proceeding. Sellers' cooperation shall include: providing relevant information and documents that are in Sellers' possession, and making personnel available on reasonable request for interview by counsel, and for deposition and trial testimony if reasonably deemed necessary or desirable. Buyer shall reimburse Sellers for all of Sellers' expenses.

     9. Patent-Related Services.

          (a) On or prior to the date hereof, Sellers shall have provided to Buyer as Schedule 9 to this Agreement a report listing all Patent dockets and the names of attorneys, law firms or foreign patent agents, as the case may be, currently assigned to the preparation and prosecution of all pending patent applications that are Patents Type 1 and all Invention Disclosures assigned for preparation and filing of patent applications in the United States and foreign jurisdictions. Such report accurately identifies (i) all United States applications for Patents Type 1 that have foreign statutory bar dates (i.e., dates by which foreign or international patent applications must be filed) (x) between the dates hereof and September 30, 1999 and (y) on or after October 1, 1999 but before January 1, 2000, but which have not, as of the date hereof, been approved or rejected by the Harris Semiconductor Sector for foreign filing, and (ii) all maintenance fees (United States and foreign) on Patents Type 1 that are due (x) between the date hereof and September 30, 1999 and (y) on or after October 1, 1999 but before January 1, 2000. Sellers agree to cooperate with Buyer, at Buyer's expense, to transfer such information to a database to be operated by Buyer.

          (b) Sellers have paid, or authorized payment at Sellers' expense, of the maintenance fees referred to in Section 9(a)(ii) that are due between the date hereof and September 30, 1999. Buyer shall be responsible for all maintenance fees (United States and foreign) on Patents Type 1 that are due on or after October 1, 1999.

          (c) Sellers have notified the attorneys, law firms and foreign patent agents identified on the list referred to in Section 9(a) of the transactions contemplated by the Master Agreement and this Agreement, including the assignment hereunder to Buyer to all Patents Type 1 and Invention Disclosures.

          (d) Effective upon the Closing Date, Buyer shall be responsible for the preparation and prosecution of all Patents Type 1 and Invention Disclosures with Governmental Authorities in the United States.

          (e) Upon the written request of Buyer and at Buyer's expense, Sellers will, through their foreign patent agents, provide communications to, and receive communications from, foreign Governmental Authorities regarding authorizations, patent filings and prosecution responses for a period of up to ninety (90) days after the Closing Date.

          (f) Buyer hereby grants to Sellers a power of attorney to act on behalf of Buyer and to direct attorneys and agents on behalf of Buyer with respect to preparation, filing, prosecution and maintenance, as the case may be, for Patents Type 1 and Invention Disclosures for a period of ninety
     (90) days after the Closing Date to the extent necessary or appropriate to carry out the transition activities contemplated by this Section 9. This power of attorney may be implemented by any of the patent counsel of Harris Corporation or through the attorneys, law firms and foreign patent agents retained by Seller including those persons or law firms expressly identified on the list referred to in Section 9(a) such that those persons and law firms are authorized to rely upon this power of attorney. Unless there is insufficient time, prior to exercising a Power of Attorney, the Buyer shall be given the opportunity to comment on any pending action and such comments must be accepted by the Person exercising the Power of Attorney.

          (g) Except as expressly provided in this Section 9, all patent application filing costs, all prosecution costs for pending applications and all maintenance costs for the Patents Type 1 and Invention Disclosures shall be borne by Sellers if due or incurred prior to the Closing Date, and shall be borne by Buyer if incurred after the Closing Date.

     10. Assignment of Retained Patents. On the third anniversary of the Closing Date, Sellers shall transfer and assign to Buyer all of Sellers' right title and interest in and to the Retained Patents referred to in Section 3; provided that if any of the Retained Patents are the subject of litigation at that time, then such Retained Patents shall not be transferred or assigned until the conclusion of such litigation either by settlement or a final, nonappealable judgment; and provided further that, if at the time any Retained Patents are assigned to Buyer there exists any binding obligations on the part of third parties to make royalty or other payments with respect to such Retained Patents, then the right to receive such payments shall be retained by Sellers.

     11. Confidentiality.

          a) For a period of three years following the Closing, as to Patents Type 1 and Invention Disclosures transferred and assigned hereunder, Sellers and their Subsidiaries shall, and, as to Patents Type 2 and related information Buyer and its Subsidiaries shall, (i) maintain the confidentiality of, and (ii) not divulge, to any person, entity or governmental agency, any confidential or proprietary information concerning the Patent Applications and Invention Disclosures and related information except with the prior written consent of the owner thereof or to the extent that such information is required to be divulged by legal process; provided, however, that Buyer, Sellers and their Subsidiaries shall not be subject to the obligation of confidentiality for information that (x) otherwise becomes lawfully available after the Closing Date on a nonconfidential basis from a third party who is not under an obligation of confidentiality to the other party or its Subsidiaries or (y) is or becomes generally available to the public without breach of this Agreement or (z) is inadvertently disclosed despite the exercise of care as set forth in
     Section 11(b) below and despite reasonable efforts to mitigate the effect thereof.

          b) Each of the parties, in carrying out its obligations of confidentiality set forth in this Section 11, shall follow those procedures, and observe that standard of care, that such party follows and observes with respect to its other confidential information and proprietary data that is not the subject matter of this Agreement.

     12. Survival. The representations and warranties of Sellers set forth in this Agreement, including the Schedules hereto, shall survive until the fifth anniversary of the Closing Date.

     13. Agreement Conventions. Exhibit B to the Master Agreement is incorporated herein by reference.

     IN WITNESS WHEREOF, the parties each have caused this Agreement to be duly executed by a duly authorized officer and delivered in its name and on its behalf, all as of the day and year first above written.

                                       HARRIS CORPORATION



                                       By: /s/ Ronald R. Spoehel
                                           -----------------------
                                           Name: Ronald R. Spoehel
                                           Title: Vice President


                                       HARRIS SEMICONDUCTOR PATENTS, INC.



                                       By: /s/ Ronald R. Spoehel
                                           -----------------------
                                           Name: Ronald R. Spoehel
                                           Title: Vice President

                                       INTERSIL HOLDING CORPORATION



                                       By: /s/ Gregory L. Williams
                                           -------------------------
                                           Name: Gregory L. Williams
                                           Title: CEO

                                    SCHEDULES


2(a)  List of Patents Type 1

2(b)  List of Invention Disclosures

3     List of Retained Patents